Exhibit 3.1

AMENDMENT NO. 1
TO

AMENDED AND RESTATED BYLAWS

OF

INDAPTUS THERAPEUTICS, INC.

This Amendment No. 1 (this “Amendment”) to the Amended and Restated Bylaws of Indaptus Therapeutics, Inc., a Delaware corporation, dated July 23, 2021 (the “Bylaws”), is made as of July 20, 2022 in accordance with adopted in accordance with Article 9 of the Bylaws. Capitalized terms used herein and not otherwise herein defined are used as defined in the Bylaws.

1. Section 2.8 of Article 2 of the Bylaws is hereby amended to replace the first sentence with the following:

Unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of not less than 33.3% of the voting power of the capital stock issued and outstanding, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

2. Except as expressly set forth in this Amendment, the Bylaws shall remain in full force and effect, and each reference to the Bylaws shall mean the Bylaws as amended by this Amendment.

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